Exhibit 99.1

Ascent Solar Announces Annual Stockholders Meeting and Nomination of New Board Members

Thursday April 29, 2010 6:00 AM EDT

Thornton, Colo. Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of flexible thin-film solar modules, announced today that Kim J. Huntley and G. Thomas Marsh have been nominated for election to Ascent’s board of directors. Huntley and Marsh, together with Farhad Moghadam, will stand for election at the Company’s Annual Meeting to be held at The Doubletree Hotel in Westminster, Colorado on June 16, 2010.

Farhad Moghadam, President and CEO of Ascent Solar, stated, “Mr. Huntley and Mr. Marsh add invaluable experience and knowledge to Ascent Solar that support our strategy and enhance our ability to capture high value defense, near space and space market opportunities. Both gentlemen have a critical understanding of procurement cycling and design integration in defense and space markets that should provide Ascent the opportunity to lead as a premier solar solution for these specialty market segments.”

Mr. Huntley served in the Defense Logistics Agency (DLA) of the U.S. Department of Defense (DOD) for more than 32 years in positions of increasing responsibility. Most recently, from July 2008 until his retirement in January 2010, Mr. Huntley served as Director of the Defense Energy Support Center (DESC) in Fort Belvoir, Virginia. The DESC operates as part of the DLA and is responsible for providing energy solutions to the DOD and federal civilian agencies. As Director of the DESC, Mr. Huntley was the principal executive officer in charge of approximately 1,100 employees worldwide and over $25 billion in annual appropriations involving energy infrastructure and products. From March 2006 and immediately prior to becoming Director of the DESC, Mr. Huntley served in leadership roles involving supply chain management, including Deputy Commander for the Defense Supply Center in Richmond, Virginia and Columbus, Ohio, and as Executive Director of Customer Support and Readiness. From December 2003 to March 2006, Mr. Huntley served as Chief of the Customer Support Office in Fort Belvoir, Virginia. Mr. Huntley chaired the Inter Agency Working Group for Alternative Fuels and Renewable Energy from January 2009 to January 2010. The Group included senior energy representatives from DOD, DOE, EPA, and other major Federal Agencies. Mr. Huntley would bring extensive supply chain, budget and defense industry experience to our Board. Mr. Huntley holds a B.A. degree in Economics from Golden Gate University and attended post-graduate courses in economics at California State University, Hayward.

Mr. Marsh retired as Executive Vice President of Lockheed Martin Space Systems Company, a subsidiary of Lockheed Martin Corporation, in June 2006. Lockheed Martin Space Systems designs, develops, tests, manufactures and operates advanced-technology systems, including human space flight systems, satellites and instruments, space observatories and interplanetary spacecraft, laser radar, fleet ballistic missiles, and missile defense systems. From 1969 until its merger in 1995 to form Lockheed Martin Corporation, Mr. Marsh worked at Martin Marietta Corporation, most recently in the position of President, Manned Space Systems. After 1995, he held positions of increasing responsibility within Lockheed Martin Corporation, including serving as President and General Manager of the Missiles and Space Operations business unit from 2002 until his appointment as Executive Vice President of Lockheed Martin Space Systems in 2003. Mr. Marsh was responsible for business operations and the activities of approximately 18,000 Space Systems employees. Mr. Marsh has served on the board of directors of ION Geophysical Corporation since December 2008. Mr. Marsh would bring a background in executive management and deep experience with the space and defense industries to our Board. Mr. Marsh holds a B.S. degree in Electrical Engineering from the University of New Mexico, an M.B.A. from the University of Colorado, and attended the Massachusetts Institute of Technology’s Sloan School of Management.

In connection with the Company’s 2010 Annual Meeting of Stockholders, the Company has filed a proxy statement with the Securities and Exchange Commission (the “SEC”). Stockholders are advised to read the proxy statement in its entirety as it contains important information. Stockholders may obtain a free copy of the proxy statement, as well as other relevant materials filed with the SEC concerning the Company, www.sec.gov or at www.ascentsolar.com. The Company, its directors, its executive officers and any nominee for whose election as a director proxies are being solicited may be deemed to be participants in the solicitation of proxies for the election of directors within the meaning of SEC rules. Information regarding the Company, its directors, executive officers and such nominees, and their interests, is included in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders.

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules can be directly integrated into standard building materials, space applications, consumer electronics for portable power or configured as stand-alone modules for large scale terrestrial deployment. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.AscentSolar.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

For Ascent Solar Technologies, Inc.

Brian Blackman, +1 720-872-5107 (Investor Relations)

bblackman@ascentsolar.com